Free Writing Prospectus

ISSUER FREE WRITING PROSPECTUS

(SUPPLEMENTING PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 15, 2006)

FILED PURSUANT TO RULE 433 UNDER THE SECURITIES ACT OF 1933

REGISTRATION STATEMENT NO. 333-131886

Issuer Free Writing Prospectus and Final Term Sheet Dated March 1, 2006

The information in this Issuer Free Writing Prospectus and Final Term Sheet supplements the information contained in Energy Conversion Devices, Inc.’s Preliminary Prospectus Supplement and the accompanying Prospectus dated February 15, 2006.

Issuer: Energy Conversion Devices, Inc. (the “Company”)

Type: SEC Registered; Registration Statement No. 333-131886.

Total shares offered: 7,000,000 shares of common stock, including 6,616,928 shares to be sold by the Company and 383,072 shares to be sold by the selling stockholders. This represents an increase of 850,000 shares from the number of shares set forth on the cover page of the Preliminary Prospectus Supplement dated February 15, 2006, all of such additional shares to be sold by the Company.

Overallotment option: 1,050,000 shares of common stock. This represents an increase of 127,500 shares from the number of shares set forth on the cover page of the Preliminary Prospectus Supplement dated February 15, 2006.

Last reported sale price of common stock on The NASDAQ National Market on March 1, 2006: $49.26 per share.

Public offering price: $49.00 per share.

Proceeds to Energy Conversion Devices, Inc. after deducting underwriting discounts and commissions and estimated offering expenses: $307.8 million; $356.7 million if the underwriters’ overallotment option is exercised in full.

Common stock outstanding after the offering: 37,880,075 shares; 38,930,075 shares if the underwriters’ overallotment option is exercised in full. The foregoing numbers of shares are based on 30,880,075 shares outstanding as of January 31, 2006 and the 383,072 shares of common stock to be sold in the offering by the selling stockholders, which will be issued upon the exercise of stock options outstanding as of that date.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Investment Bank at 212-821-3000.